Exhibit 23.3

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

June 9, 2022

Berry Corporation (bry)
16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Berry Corporation (bry) (the ‘‘Registration Statement’’) of the name DeGolyer and MacNaughton, the references to our report containing our opinion on the proved reserves, as of December 31, 2021, attributable to certain properties in which Berry Corporation (bry) has represented it holds an interest, and our corresponding report of third party, dated January 19, 2022. We also consent to all references to us contained in or incorporated by reference in such Registration Statement, including in the prospectus under the heading ‘‘Experts.’’

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton Texas Registered Engineering Firm F-716